Exhibit 2.1
First Amendment
to
 Agreement and Plan of Merger
This First Amendment to Agreement and Plan of Merger (“Amendment”) is made and entered into as of December 18, 2018, by and between Horizon Bancorp, Inc., an Indiana corporation (“Horizon”) and Salin Bancshares, Inc., an Indiana corporation (“SBI”).
Whereas, on October 29, 2018, Horizon and SBI entered into an Agreement and Plan of Merger (the “Merger Agreement”) and various related agreements;
Whereas, pursuant to Section 6.02 of the Merger Agreement, Horizon agreed to prepare and file with the SEC a joint registration and proxy or information statement on an appropriate form under the Securities Act of 1933, as amended (the “1933 Act”) covering the shares of Horizon common stock to be issued pursuant to the Merger Agreement (the “Horizon Common Stock”). Horizon and SBI have determined that it is in their mutual best interests to issue the Horizon Common Stock as restricted stock pursuant to a private placement and register the Horizon Common Stock for resale by the SBI shareholders on SEC Form S-3, and the parties desire to amend that Merger Agreement pursuant to the terms and conditions of this Amendment; and
Whereas, capitalized terms used in this Amendment that are not otherwise defined shall have the meanings ascribed to them in the Merger Agreement, unless the context otherwise requires.
Now, Therefore, in consideration of the foregoing premises, the representations, warranties, covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
Article 1.  The Registration Statement
Section 1.1          SBI’s Representations Regarding Accuracy of Registration Statement. Section 3.06 of the Merger Agreement is amended and restated in its entirety as follows:
“3.06  Accuracy of Information Provided to Horizon.  SBI agrees that the information concerning SBI or any of its Subsidiaries or any SBI shareholder that is provided or to be provided by SBI or any of its shareholders to Horizon for inclusion in the Registration Statement or the Prospectus Supplement (each as defined in Section 6.02), or any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will, at the respective times such documents are filed and, in the case of the Prospectus Supplement included in the Registration Statement, when it becomes effective, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither SBI nor any SBI shareholder shall have any responsibility for the truth or accuracy of any information with respect to Horizon or any of its Subsidiaries or any of their affiliates contained in the Registration Statement, the Prospectus Supplement, or

in any document submitted to, or other communication with, any regulatory agency or governmental body.”
Section 1.2  Horizon’s Representations Regarding Accuracy of Registration Statement. Section 4.06 of the Merger Agreement is amended and restated in its entirety as follows:
“4.06  Accuracy of Information Provided to SBI.  Horizon agrees that the information concerning Horizon or any of its Subsidiaries that is provided by Horizon to SBI for inclusion or that is included in the Registration Statement or Prospectus Supplement or any other documents to be filed with any regulatory authority or governmental entity in connection with the Merger and the other transactions contemplated by this Agreement will, at the respective times such documents are filed and, in the case of the Prospectus Supplement included in the Registration Statement, when it becomes effective, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Horizon shall have no responsibility for the truth or accuracy of any information with respect to SBI or any of its Subsidiaries or any of their shareholders or affiliates contained in the Registration Statement or the Prospectus Supplement or in any document submitted to, or other communication with, any regulatory authority or governmental entity.”
Section 1.3  SBI Shareholder Approval. The first sentence of Section 5.01 of the Merger Agreement is amended and restated in its entirety as follows:
“5.01 Shareholder Approval. SBI shall submit this Agreement to its shareholders for approval and adoption at a meeting to be called and/or otherwise in accordance with applicable law and the articles of incorporation and bylaws of SBI (the “SBI Shareholders’ Meeting”) at a time and in a manner to be mutually agreed upon by the parties.”
Section 1.4  Horizon Registration Statement. Section 6.02 of the Merger Agreement is amended and restated in its entirety as follows:
“6.02  Private Placement and Resale Registration Statement.
(a)          As soon as reasonably practicable after the date the SBI shareholders approve the Merger and after receiving all required information from SBI and the SBI shareholders reasonably requested by Horizon (or at such other time as agreed upon by Horizon and SBI), Horizon shall prepare and file a shelf registration statement pursuant to Rule 415 under the 1933 Act on Form S-3 (the “Registration Statement”) to register the resale of all of the shares of Horizon Common Stock to be issued pursuant to the Merger Agreement on a delayed or continuous basis (the Registrable Securities”). If not immediately effective, Horizon will use its reasonable best efforts to cause the Registration Statement to be declared effective as soon as reasonably practicable following the filing of the Registration Statement and prior to the Closing and will promptly respond to all SEC comments and file any and all necessary documents, instruments and further amendments to such Registration Statement in connection therewith.  In the event any shares of Horizon Common Stock are issued or issuable with respect to any Registrable Securities by way of a stock dividend or distribution or stock split (whether forward or reverse) or in exchange for such shares or otherwise in connection with a combination of shares, distribution, recapitalization, merger, consolidation, other reorganization, or other similar event with respect to the Horizon Common Stock, then such additional shares of Horizon Common Stock shall be deemed Registerable Securities hereunder, and Horizon shall take such action as is reasonably necessary to amend the Registration Statement to register such additional shares of Horizon Common Stock and take all such other actions contemplated under this Section 6.02.
(b)          On the Closing Date, Horizon shall issue the Horizon Common Stock to the SBI shareholders in accordance with the Merger Agreement pursuant to a private placement and in compliance with one or more exemptions from the registration requirements under the 1933 Act and all applicable state securities laws; provided that at least twenty (20) Business Days prior thereto, the SBI shareholders shall have furnished to Horizon a fully completed and executed questionnaire and such other information, documents, and agreements reasonably requested by Horizon or its representatives regarding each such SBI shareholder, so Horizon is able to confirm the sale of the Horizon Common Stock pursuant to one or more federal and applicable state exemptions from registration which are acceptable to Horizon in its sole discretion. Horizon shall make all filings required to obtain all blue sky exemptions, authorizations, consents, or approvals required for the issuance of Horizon Common Stock to the SBI shareholders.
(c)          At least fifteen (15) Business Days prior to the Closing Date and as needed, Horizon shall prepare a prospectus supplement to the Registration Statement to be usable by the SBI shareholders for the resale of all of the Registrable Securities (the “Prospectus Supplement”) and shall provide the same to SBI for review. SBI shall (and agrees to cause its shareholders to) cooperate with Horizon in the preparation of the Prospectus Supplement and to provide all information reasonably requested by Horizon to be included therein, including, but not limited to: (i) the full legal name of each SBI shareholder, (ii) the number of shares of Horizon Common Stock to be owned (legally and beneficially) or controlled by it as a result of the merger, and (iii) the intended method of disposition of such securities; (collectively, the “SBI Shareholder Information”). To the extent Horizon is not eligible to file an immediately effective registration statement on Form S-3, each SBI shareholder agrees to provide the SBI Shareholder Information prior to the filing of the Registration Statement at such time as reasonably requested by Horizon. Within one (1) business day of the Closing Date, Horizon shall file the Prospectus Supplement with the SEC and shall use its reasonable best efforts to cause the Registration Statement, including the Prospectus Supplement, to be maintained effective until the second anniversary of the date the Prospectus Supplement first became effective. For not more than sixty (60) consecutive days or for a total of not more than ninety (90) days in any twelve (12) month period, Horizon may, by written notice to each of the SBI shareholders receiving the Registrable Securities, suspend the use of any prospectus included in the Registration Statement if Horizon’s board of directors or an authorized committee thereof determines, in good faith, that such suspension is necessary to (x) delay the disclosure of material nonpublic information concerning Horizon, the disclosure of which Horizon’s board of directors or such committee reasonably determines to be significantly disadvantageous to Horizon and its stockholders, including any proposal or plan of Horizon to effect a merger, acquisition, disposition, financing, reorganization, recapitalization or similar transaction, in each case that is material to Horizon, (y) delay the disclosure of information that would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement, or (z) amend or supplement the Registration Statement or any related prospectus so that the Registration Statement or prospectus will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading (and, in the event of a suspension pursuant to clause (z), Horizon agrees to use reasonable best efforts to complete such amendment or supplement as soon as reasonably practicable).
(d)          For as long as the Registration Statement is effective, if any event occurs with respect to the SBI shareholders or Horizon, or any change occurs with respect to information supplied by or on behalf of SBI, any SBI shareholder, or Horizon, respectively, for inclusion in the Prospectus Supplement or the Registration Statement that, in each case, is required to be described in an amendment of, or a supplement to, the Prospectus Supplement or the Registration Statement (including pursuant to the undertakings required by Regulation S-K, Item 512(a)(i)), each SBI shareholder or Horizon, as applicable, shall promptly notify the other of such event, and such SBI shareholder shall cooperate with Horizon in the prompt filing with the SEC of any necessary amendment or supplement to the Prospectus Supplement and the Registration Statement.
(e)          Horizon will use reasonable best efforts to list for trading on the NASDAQ Global Select Market (subject to official notice of issuance) the Registrable Securities as soon as possible on or after the Closing Date.
(f)          A security shall cease to be a Registrable Security when (i) the Registration Statement is declared effective by the SEC and such securities have been disposed of pursuant to the effective Registration Statement, (ii) such securities are sold under circumstances in which all of the applicable conditions of Rule 144 under the Securities Act are met, or (iii) such securities have ceased to be outstanding.
(g)          Horizon shall indemnify and hold harmless, to the fullest extent permitted by law, each holder of the Registrable Securities, such holder’s trustees, and each underwriter, broker or any other Person acting on behalf of such holder (collectively, the “Indemnified Parties”, and individually, an “Indemnified Party”), against all losses, claims, actions, damages, liabilities and expenses, joint or several, to which any of the foregoing Indemnified Parties may become subject under the 1933 Act or otherwise, insofar as such losses, claims, actions, damages, liabilities or expenses arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, Prospectus Supplement, or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus Supplement, in light of the circumstances under which they were made) not misleading; and shall reimburse such Indemnified Parties for any legal or other expenses reasonably incurred by any of them in connection with investigating or defending any such loss, claim, action, damage or liability, except insofar as the same are caused by or contained in any information furnished in writing to Horizon by such Indemnified Party for use therein or by such Indemnified Party’s failure to deliver a copy of the Registration Statement, Prospectus Supplement, or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after Horizon has furnished such Indemnified Party with a sufficient number of copies of the same prior to any written confirmation of the sale of Registrable Securities. This indemnity shall be in addition to any liability Horizon may otherwise have.
(h)          Promptly after receipt by an Indemnified Party of notice of the commencement of any action involving a claim referred to in this Section 6.02, such Indemnified Party shall, if a claim in respect thereof is made against Horizon, give written notice to the latter of the commencement of such action. The failure of any Indemnified Party to notify Horizon of any such action shall not (unless such failure shall have a material adverse effect on Horizon) relieve Horizon from any liability in respect of such action that it may have to such Indemnified Party hereunder. In case any such action is brought against an Indemnified Party, Horizon shall be entitled to participate in and to assume the defense of the claims in any such action that are subject or potentially subject to indemnification hereunder, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such Indemnified Party, and after written notice from Horizon to such Indemnified Party of its election so to assume the defense thereof, Horizon shall not be responsible for any legal or other expenses subsequently incurred by the Indemnified Party in connection with the defense thereof; provided, that, if (i) any Indemnified Party shall have reasonably concluded that there may be one or more material legal or equitable defenses available to such Indemnified Party which are additional to or conflict with those available to Horizon, or that such claim or litigation involves or could have a material adverse effect upon matters beyond the scope of the indemnity provided hereunder, or (ii) such action seeks an injunction or equitable relief against any Indemnified Party or involves actual or alleged criminal activity, Horizon shall not have the right to assume the defense of such action on behalf of such Indemnified Party without such Indemnified Party's prior written consent (but, without such consent, shall have the right to participate therein with counsel of its choice), and Horizon shall reimburse such Indemnified Party for that portion of the fees and expenses of any counsel retained by the Indemnified Party which is reasonably related to the matters covered by the indemnity provided hereunder. If Horizon is not entitled to, or elects not to, assume the defense of a claim, it shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified hereunder with respect to such claim, unless, in the reasonable judgment of any Indemnified Party, a conflict of interest may exist between such Indemnified Party and any other of such indemnified parties with respect to such claim. In such instance, the conflicting indemnified parties shall have a right to retain one separate counsel, at the expense of Horizon.
(i)          If the indemnification provided for hereunder is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, claim, damage, liability or action referred to herein, then Horizon, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amounts paid or payable by such Indemnified Party as a result of such loss, claim, damage, liability or action in such proportion as is appropriate to reflect the relative fault of Horizon on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, claim, damage, liability or action as well as any other relevant equitable considerations; provided, that the maximum amount of liability in respect of such contribution shall be limited, in the case of each Indemnified Party of Registrable Securities, to an amount equal to the net proceeds (after underwriting fees, commissions or discounts) actually received by such seller from the sale of Registrable Securities effected pursuant to such registration. The relative fault of Horizon and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Horizon or by the Indemnified Party, whether the violation of the 1933 Act or any other similar federal or state securities laws or rule or regulation promulgated thereunder applicable to Horizon and relating to action or inaction required of Horizon in connection with any applicable registration, qualification or compliance was perpetrated by Horizon or the Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just and equitable if contribution pursuant hereto were determined by pro rata allocation or by any other method or allocation which does not take account of the equitable considerations referred to herein. No Indemnified Party guilty or liable of fraudulent misrepresentation within the meaning of Section 11(f) of the 1933 Act shall be entitled to contribution from Horizon if Horizon was not guilty of such fraudulent misrepresentation.
(j)          Horizon agrees to (i) furnish to each holder of Registrable Securities such number of copies of any prospectus included in the Registration Statement and any supplement thereto (in each case, including all exhibits and documents incorporated by reference therein) and such other documents as such holder may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such holder; (ii) notify the holders of Registrable Securities promptly of any request by the SEC for the amending or supplementing the Registration Statement or Prospectus Supplement or for additional information; (iii) advise the holders of Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the SEC suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal at the earliest possible moment if such stop order should be issued; and (iv) cooperate with the holders of the Registrable Securities to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold pursuant to such Registration Statement or Rule 144 free of any restrictive legends and representing such number of shares of Horizon Common Stock and registered in such names as the holders of the Registrable Securities may reasonably request a reasonable period of time prior to sales of Registrable Securities pursuant to such Registration Statement or Rule 144; provided, that Horizon may satisfy its obligations hereunder without issuing physical stock certificates through the use of a direct registration system.

(k) It is the intent of the parties hereto that each SBI shareholder issued Registerable Securities is an intended third party beneficiary of this Section 6.02 and, as such, each such SBI shareholder is entitled to directly enforce this Section 6.02.”

Section 1.5  Horizon’s Conditions Precedent to Closing. Section 7.01(d) of the Merger Agreement is amended and restated in its entirety as follows:
“(d)          Registration Statement Effective. The Registration Statement shall have become effective or, if not immediately effective upon filing, shall have been declared effective by the SEC, and no stop order shall have been issued or threatened.”
Section 1.6  SBI’s Conditions Precedent to Closing. Section 7.02(d) of the Merger Agreement is amended and restated in its entirety as follows:
“(d)          Registration Statement Effective. The Registration Statement shall have become effective or, if not immediately effective upon filing, shall have been declared effective by the SEC, and no stop order shall have been issued or threatened.”
Section 1.7  Termination. Section 8.01(e)(i) of the Merger Agreement is amended and restated in its entirety as follows:
“(e)          by written notice from Horizon to SBI:
(i)          if the SBI Board of Directors shall fail to recommend the Merger to the SBI shareholders;”
Section 1.8  No Assignment.  Section 11.01 of the Merger Agreement is amended and reststated in its entirety as follows:
“11.01 No Assignment.  This Agreement and the recitals hereof shall be binding upon and inure to the benefit of and be enforceable by the respective parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests, or obligations of the respective parties hereto under this Agreement may be assigned by any party hereto without the prior written consent of the other parties hereto. Except as provided by Section 6.05 (dealing with rights to indemnification and advancements of expenses, and the rights to insurance coverage, provided to certain persons), Sections 6.03(a)-(e) (dealing with the Continuing Employees employee benefit plans), Section 6.03(h) (dealing with severance commitments to employees), and Section 6.02(a), Section 6.02(c), Section 6.02(d), Section 6.02(e), Section 6.02(g), Section 6.02(h), Section 6.02(i), and Section 6.02(j) (dealing with the private placement and resale registration statement), the representations, warranties, covenants, and agreements contained in this Agreement, as well as the documents and instruments referred to herein, are for the sole benefit of the parties hereto and their successors and assigns, and they will not be construed as conferring any rights on any other Persons, other than the right of SBI, on behalf of its shareholders, to pursue damages in the event of fraud or an intentional breach of this Agreement as provided in Section 8.02(a) hereof.”
Section 1.9  Survival of Representation, Warranties or Covenants.  Section 11.10 of the Merger Agreement is amended and restated in its entirety as follows:
“11.10 Survival of Representations, Warranties or Covenants..  Except as set forth in the following sentence, none of the representations, warranties, or covenants of the parties will survive the Effective Time or the earlier termination of this Agreement, and thereafter the parties will have no further liability with respect thereto. The covenants contained in Sections 5.06, 5.07, and 8.02 and this Article XI shall survive termination of this Agreement and remain in full force and effect. The representations and covenants contained in Sections 1.01, 1.05, 2.05, 3.15, 5.15, 5.17, 5.18, 5.19, 5.22, 5.26, 6.02, 6.03, 6.05, 6.07, 6.10, and all of the provisions of this Article XI shall survive the Effective Time.”
Article 2.  Miscellaneous
Section 2.1  All Other Terms Unchanged. The parties recognize and agree that except for the provisions of the Merger Agreement specifically or expressly amended by this Amendment, all other terms, conditions and provisions of the Merger Agreement remain in full force and effect.
Section 2.2  Waiver, Amendment or Modification. A term or condition of this Amendment may only be waived by written notice to the other party waiving such condition. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. Neither the Merger Agreement nor this Amendment may be further amended or modified except by a written document duly executed by the parties hereto.
Section 2.3  Governing Law. This Amendment shall be governed by the laws governing the Merger Agreement.
Section 2.4  Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

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In Witness Whereof, the parties have entered into this Amendment effective as of the date first set forth above.

Horizon Bancorp, Inc.

By	/s/ Craig M. Dwight

Name	Craig M. Dwight

Title	CEO and Chairman

Salin Bancshares, Inc.

By	/s/ Susan S. McClain

Name	Susan S. McClain

Title	Director

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